Exhibit 23.9

Consent of Independent Auditors
The Owners of LOOP LLC:
We consent to the incorporation by reference in the registration statement (333-219795) on Form S-3 of MPLX LP of our report dated March 31, 2016, with respect to the balance sheet of LOOP LLC as of December 31, 2015, and the related statements of income and members’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, which report appears in the Form 8-K of MPLX LP dated September 1, 2017, and to the reference to our firm under the heading “Experts” in the registration statement.
/s/ KPMG LLP
New Orleans, Louisiana
October 6, 2017